Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors

Lattice Semiconductor Corporation:

We consent to the use of our report dated March 4, 2015, with respect to the consolidated balance sheets of Lattice Semiconductor Corporation as of January 3, 2015 and December 28, 2013, and the related consolidated statements of operations, comprehensive income (loss), changes in stockholders’ equity, and cash flows for each of the years in the three-year period ended January 3, 2015, and the effectiveness of internal control over financial reporting as of January 3, 2015, incorporated herein by reference.

/s/ KPMG LLP

Portland, Oregon

March 11, 2015